Exhibit 99.1

Energy Services of America Announces Financial Results for the Three and Six Months Ended March 31, 2023

Huntington, WV May 31, 2023- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), generated net loss of ($1.9) million, fully diluted loss per share of ($0.11), revenues of $53.7 million, and adjusted EBITDA of ($120,000) for the three months ended March 31, 2023. The Company had a backlog of $224.6 million (unaudited) at March 31, 2023, as compared to $142.3 million (unaudited) and $120.3 million (unaudited) at September 30, 2022 and March 31, 2022, respectively.

Douglas Reynolds, President, commented on the announcement. “The first six months of fiscal year 2023 have largely been about preparing for the opportunities we are seeing in the third and fourth quarters of fiscal year 2023 and beyond. We have brought in a great deal of experience and talent into the organization to increase our gas transmission opportunities. We also have seen a significant increase in large-scale industrial and manufacturing construction opportunities.” Reynolds continued, “We have a strong backlog of $224.6 million (unaudited) at March 31, 2023 and are looking forward to the upcoming construction season and creating greater shareholder value.”

Below is a comparison of the Company’s operating results for the three and six months ended March 31, 2023 and 2022 (unaudited):

		As Restated		As Restated
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue	$53,673,443	$35,392,578	$113,716,028	$78,051,703
Cost of revenues	49,772,790	32,526,959	103,829,113	69,877,711
Gross profit	3,900,653	2,865,619	9,886,915	8,173,992
Selling and administrative expenses	5,887,747	3,417,039	11,203,885	7,049,634
(Loss) income from operations	(1,987,094)	(551,420)	(1,316,970)	1,124,358
Other income (expense)
Interest income	124	-	196	576
Other nonoperating expense	(10,524)	(109,810)	(91,187)	(263,238)
Interest expense	(574,546)	(169,530)	(1,073,974)	(392,233)
Gain on sale of equipment	48,280	19,896	16,937	359,792
	(536,666)	(259,444)	(1,148,028)	(295,103)
(Loss) income before income taxes	(2,523,760)	(810,864)	(2,464,998)	829,255
Income tax (benefit) expense	(650,160)	(200,463)	(729,772)	293,820

Net (loss) income	$(1,873,600)	$(610,401)	$(1,735,226)	$535,435

Weighted average shares outstanding-basic	16,666,683	16,247,898	16,667,062	16,247,898

Weighted average shares-diluted	16,666,683	16,247,898	16,667,062	16,247,898
(Loss) earnings per share	$(0.11)	$(0.04)	$(0.10)	$0.03
(Loss) earnings per share-diluted	$(0.11)	$(0.04)	$(0.10)	$0.03

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

		As Restated		As Restated
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
	Unaudited	Unaudited	Unaudited	Unaudited
Net (loss) income	$(1,873,600)	$(610,401)	$(1,735,226)	$535,435
Less: Income tax (benefit) expense	(650,160)	(200,463)	(729,772)	293,820
Add: Interest expense	574,546	169,530 #	1,073,974 #	392,233
Less: Non-operating (income) expense	(37,880)	89,914	74,054	(97,130)
Add: Depreciation expense	1,866,789	1,288,529	3,629,111	2,593,025
Adjusted EBITDA	$(120,305)	$737,109	$2,312,141	$3,717,383

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reasons for the use of these measures, reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868